Exhibit 99.1

AMERICREDIT TO ACQUIRE LONG BEACH ACCEPTANCE CORP.

FORT WORTH, TEXAS Dec. 4, 2006 – AmeriCredit Corp. (NYSE: ACF) today announced a definitive agreement for its operating subsidiary, AmeriCredit Financial Services, Inc., to acquire all of the outstanding capital stock of Long Beach Acceptance Corp. (LBAC). LBAC is the auto finance subsidiary of ACC Capital Holdings. The acquisition is an all-cash transaction that values LBAC at $282.5 million.

Long Beach Acceptance Corp. provides automobile financing to customers with near-prime credit scores by acquiring retail installment contracts from auto dealers in 34 states. As of Sept. 30, 2006, it had approximately $1.7 billion in managed auto receivables. The Company was founded in 1995 and is headquartered in Paramus, N.J., with a western regional office in Orange, Calif.

“AmeriCredit is committed to offering auto dealers and consumers a full spectrum of auto finance solutions, and the acquisition of Long Beach Acceptance Corp. allows us to add near-prime-quality business to our product mix,” says AmeriCredit President and Chief Executive Officer Dan Berce. “With Long Beach’s expertise in the near-prime market — combined with AmeriCredit’s experience in the subprime market and our Bay View Acceptance prime lending product — we now have the ability to serve customers at any point along the credit spectrum.”

Long Beach Acceptance Corp. will operate as a standalone subsidiary of AmeriCredit and will continue to be led by its President and Chief Executive Officer, Stephen Prough.

“We are very pleased to be joining a well-capitalized and growing company like AmeriCredit. Like Long Beach, AmeriCredit is solely focused on auto finance, and we look forward to working with them to deliver a full spectrum of financing solutions to auto dealers and their customers,” Prough says.

The acquisition of Long Beach Acceptance Corp. is part of AmeriCredit’s plan to grow the Company, build franchise value and further utilize excess capital in ways that are complementary and supportive of the Company’s core business.

The AmeriCredit Corp. Board of Directors has approved the transaction, which is expected to close during the first quarter of calendar year 2007 (subject to customary closing conditions). Throughout the acquisition process, Wachovia Securities served as exclusive financial advisor to AmeriCredit.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the period ended June 30, 2006. Such risks include – but are not limited to – variable economic conditions, adverse portfolio performance, volatile wholesale values, reliance on warehouse financing and capital markets, the ability to continue to securitize its loan portfolio, the continued availability of credit enhancement for its securitization transactions on acceptable terms, fluctuating interest rates, increased competition, the Company’s ability to integrate operational and strategic platforms, regulatory changes and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers and directly to consumers in the United States and Canada. AmeriCredit has approximately one million customers and $12 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Contact:

Investor Relations	Media Relations
Caitlin DeYoung	John Hoffmann
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